Exhibit 99




FOR IMMEDIATE RELEASE                                Contact:
---------------------                                Samuel Cypert
                                                     313-792-6646




    MASCO ANNOUNCES PRELIMINARY SETTLEMENT OF BEHR CLASS ACTION LITIGATION, REAFFIRMS THIRD QUARTER EARNINGS GUIDANCE AND ANNOUNCES THIRD QUARTER 2002
                                CONFERENCE CALL


     Taylor, Michigan (October 29, 2002) - Masco Corporation (NYSE:MAS) today announced preliminary settlements to resolve all class action lawsuits pending in the United States against the Company and its subsidiary, Behr Process Corporation, relating to exterior wood coating products formerly manufactured by Behr. The lawsuits involve claims of excessive mildew on wood surfaces to which the products were applied. All claims relating to the products would be dismissed without any admission of liability or wrongdoing following final court approval of the settlements.

     Based on the terms of the settlements, the Company believes that the ultimate aggregate cost will approximate or be less than its previous estimate of $200 million pre-tax. This estimate does not include any offsetting amounts that the Company and Behr expect to recover from liability insurers or other third parties, which the Company anticipates will be significant. The Company will record a third quarter 2002 charge related to the settlements of the Behr litigation. Recoveries from liability insurers or other third parties will be recorded at such time as they are agreed to, or otherwise received.

     Masco continues to expect reported third quarter earnings to be at the higher end of previously given guidance of $.41 to $.44 per common share, excluding the charge the Company will record in connection with the settlements of the Behr litigation. The Company also said that the positive sales and economic trends it experienced in its businesses in the first nine months of 2002 have continued thus far in the fourth quarter.


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     The Company also announced that it will hold a conference call regarding
2002 third quarter earnings on Tuesday, November 12, 2002 at 11:00 a.m. ET. Masco Chairman and CEO Richard A. Manoogian will host the conference call. Participants in the call are asked to register five to ten minutes prior to the scheduled start time by dialing (913) 981-4910 (confirmation #159985).

     The 2002 third quarter earnings release and supplemental material will be distributed prior to the conference call and will be available on the Company's website at www.masco.com.

     The conference call will be webcast simultaneously and in its entirety through the Masco Corporation website. Shareholders, media representatives and others interested in Masco may participate in the webcast by registering through the Investor Relations section on the Company's website.

     A replay of the call will be available on Masco's website or by phone by dialing (719) 457-0820 (replay access code #159985). The replay will be available approximately two hours after the end of the call and continue through November 19, 2002.

     Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.

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Statements in this press release may include certain forward-looking statements regarding Masco's future sales and earnings growth potential. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission.